Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262926

PROSPECTUS

Cyren Ltd.

Up to 6,445,895 Ordinary Shares

This prospectus relates to the proposed resale from time to time of up to 6,445,895 ordinary shares by the selling shareholders named in this prospectus.

The shares to be sold under this prospectus consist of (i) 760,757 ordinary shares, (ii) 2,368,318 ordinary shares issuable upon the exercise of pre-funded warrants, or the Pre-Funded Warrants, issued in a private placement described herein, or the Private Placement (iii) 3,129,075 ordinary shares issuable upon exercise of warrants, or the Ordinary Warrants, issued in the Private Placement, and (iv) 187,745 ordinary shares issuable upon the exercise of placement agent warrants, or the PA Warrants, issued in the Private Placement. We refer to the Pre-Funded Warrants, the Ordinary Warrants the PA Warrants collectively as the Warrants. We are registering the offer and sale of the ordinary shares held by the selling shareholders to satisfy the registration rights they were granted pursuant to a registration rights agreement entered into on February 10, 2022 in connection with the securities purchase agreement as of even date thereof. While we will not receive any proceeds from the sale of the ordinary shares by the selling shareholders, we will receive proceeds from the exercise of any Warrants for cash.

The selling shareholders may offer and sell or otherwise dispose of the ordinary shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of the ordinary shares. See “Plan of Distribution” for more information about how the selling shareholders may sell or dispose of their ordinary shares.

Our ordinary shares are listed on The Nasdaq Capital Market under the trading symbol “CYRN.” On March 29, 2022, the closing price for our ordinary shares was $6.48 per share.

Investing in these securities involves certain risks. See “Risk Factors” on page 3 of this prospectus. See also “Risk Factors” in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2022

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3, which we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, the selling shareholders may from time to time sell the ordinary shares described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”

This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any ordinary shares being offered.

Neither we nor the selling shareholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or any free writing prospectus that we have authorized. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. The ordinary shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us,” the “Company” and “Cyren” refer, collectively, to Cyren Ltd., an Israeli registered public company, and its subsidiaries.

On February 9, 2022, the Company effected a one-for-twenty reverse share split. Upon effectiveness of the reverse share split, every twenty outstanding ordinary shares decreased to one ordinary share. The reverse split was retroactively applied to all ordinary share and per share information for all periods presented throughout this prospectus.

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PROSPECTUS SUMMARY

Purpose built for the cloud, we are an early pioneer and leading innovator of cloud delivered Software-as-a-Service (SaaS) cybersecurity solutions that protect businesses, their employees and customers against threats from email, files, and the web.

We believe our cloud-based approach to security sets us apart from other vendors in the market. Our security solutions are architected around the fundamental belief that cyber security is a race against time – and the cloud best enables the speed, sophistication, and advanced automation needed to detect and block threats as they emerge on the internet. As more and more businesses move their data and applications to the cloud, they need a security provider that is able to keep pace.

Security threats are more prevalent and stealthier than ever. As cybercrime has become more sophisticated, every malware, phishing, and ransomware variant is unique, making it more difficult to detect attacks. While organizations have traditionally protected their users with gateway security appliances at their network perimeter, more frequent and evasive attacks combined with a more distributed workforce are reducing the effectiveness of this approach. Traditional appliances lack the real-time threat intelligence and processing power to detect emerging threats, and the growth of mobile devices and an increasingly distributed workforce means that more and more business is conducted outside of the traditional network perimeter. As a result, when new attacks appear in a matter of seconds, legacy cybersecurity products can leave companies vulnerable for hours, days, or even weeks.

Our cloud security products and services fall into three categories:

●	Cyren Threat Detection Services – these services detect a variety of threats in email, files, and from the web, and are embedded into products from the world’s leading email providers, cyber security vendors and managed service providers. Cyren Threat Detection Services include our Email Security Detection Engine, Malware Detection Engine, Web Security Engine, and Threat Analysis Service.

●	Cyren Threat Intelligence Feeds – Cyren’s Threat Intelligence Products provide valuable threat intelligence data that can be used by enterprise or OEM customers to support threat detection, threat hunting, and incident response. Cyren’s Threat Intelligence offerings include IP Reputation Intelligence, Phishing Intelligence, Malware Intelligence, and Zombie Intelligence.

●	Cyren Enterprise Email Security Products – these include cloud-based solutions designed for enterprise customers and are sold either directly or through channel partners. Cyren Enterprise Email Security products include Cyren Email Security, a cloud-based secure email gateway, and Cyren Inbox Security, an anti-phishing product for Microsoft 365.

All of Cyren’s cybersecurity products are powered by Cyren GlobalView, Cyren’s global security cloud that identifies emerging threats on a global basis, in real-time. GlobalView analyzes billions of security transactions each day and rapidly detects a variety of threats in email, files and from the web. By inspecting internet traffic in the cloud, Cyren identifies threats as they emerge, stopping them before they reach users.

We were incorporated as a private company under the laws of the State of Israel on February 10, 1991, and our legal form is a company limited by shares. We became a public company on July 15, 1999, under the name Commtouch Software Ltd. In January 2014, we changed our legal name to Cyren Ltd. Our website is https://www.cyren.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings under the Exchange Act of 1934, as amended, or the Exchange Act, are available on our website and are also available electronically from the website maintained by the SEC at www.sec.gov.

Our principal executive offices are located at 10 Ha-Menofim St., 5th Floor, Herzliya, Israel 4672561, where our telephone number is +972–9–863–6888.

THE OFFERING

This prospectus relates to the resale from time to time by the selling shareholders identified in this prospectus of up to 6,445,895 ordinary shares by the selling shareholders named in this prospectus. The ordinary shares to be sold under this prospectus consist of (i) 760,757 ordinary shares, (ii) 2,368,318 ordinary shares issuable upon the exercise of the Pre-Funded Warrants, (iii) 3,129,075 ordinary shares issuable upon exercise of the Ordinary Warrants, and (iv) 187,745 ordinary shares issuable upon the exercise of the PA Warrants, each as issued in the Private Placement. The selling shareholders may sell their ordinary shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash.

Ordinary shares offered by the selling shareholders	(i) 760,757 ordinary shares, (ii) 2,368,318 ordinary shares issuable upon the exercise of the Pre-Funded Warrants, (iii) 3,129,075 ordinary shares issuable upon exercise of the Ordinary Warrants, and (iv) 187,745 ordinary shares issuable upon the exercise of the PA Warrants, each as issued in the Private Placement.

Ordinary shares outstanding as of February 28, 2022	7,701,882 ordinary shares, which assumes the exercise of the Pre-Funded Warrants to purchase 2,368,318 ordinary shares.

Ordinary shares to be outstanding assuming exercise of the Ordinary Warrants and PA Warrants	11,018,702.

The Ordinary Warrants	The exercise price of the Ordinary Warrants is $3.71 per ordinary share. The Ordinary Warrants are exercisable and will expire five and a half years from the date of issuance.

The Pre-Funded Warrants	The exercise price of the Pre-Funded Warrants is $0.001 per ordinary share. The Pre-Funded Warrants are exercisable immediately and for an indefinite term.

The PA Warrants	The exercise price of the Ordinary Warrants is $4.7938 per ordinary share. The PA Warrants are exercisable and will expire five and a half years from the date of issuance.

Use of Proceeds

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of any exercise of Warrants for cash.

We intend to use the proceeds from the exercise of any Warrants for cash for working capital and general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section starting on page 3 of this prospectus, and other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Trading Symbol	Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “CYRN”.

Unless otherwise indicated, all information in this prospectus assumes the exercise of the Pre-Funded Warrants with an exercise price of $0.001 per ordinary share.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus, including the risk factors set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. If any of these risks actually occurs, our business, financial condition, cash flows and results of operations could be negatively impacted. In that case, the trading price of our ordinary shares would likely decline and you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

We may not be able to comply with all applicable listing requirements or standards of The Nasdaq Capital Market and Nasdaq could delist our ordinary shares.

Our ordinary shares are currently listed on the Nasdaq Capital Market. To maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards. One such requirement is that we maintain a minimum bid price of at least $1.00 per ordinary share. On April 8, 2021, we received notice from Nasdaq that because the closing bid price for the ordinary shares listed on The Nasdaq Capital Market was below $1.00 per share for 30 consecutive business days prior to the date of the notice, our ordinary shares did not meet the minimum closing bid requirement for continued listing on The Nasdaq Capital Market set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules.

To enable our ordinary shares to meet the minimum closing bid requirements, on February 8, 2022, we announced a 1-for-20 reverse share split and on February 9, 2022, our ordinary shares began trading on a split-adjusted basis under the existing trading symbol “CYRN”. The bid price of our ordinary shares closed above $1.00 per share for a minimum of 10 consecutive business days which allowed us to achieve compliance with the rule ahead of the April 4, 2022 deadline. There can be no assurance that we will maintain compliance with the $1.00 minimum bid price requirement or comply with Nasdaq’s other continued listing standards in the future. If we fail to satisfy the continued listing requirements of Nasdaq in the future, including the Rule, Nasdaq may take steps to delist our ordinary shares. A delisting of our ordinary shares from The Nasdaq Capital Market would likely have a negative effect on the price of our ordinary shares and would have an adverse effect on our business, financial condition and results of operations. In the event that our ordinary shares are not eligible for continued listing on Nasdaq or another national securities exchange, trading of our ordinary shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our ordinary shares, and there would likely also be a reduction in our coverage by security analysts and the news media, which could cause the price of our ordinary shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

The issuance of additional shares in connection with financings, acquisitions, investments, our equity incentive plans, conversion of our debentures, exercise of outstanding warrants or otherwise will dilute other shareholders. In addition, our failure in the future to raise additional capital or generate the significant capital necessary to expand our operations and invest in new services and products could reduce our ability to compete and could harm our business. The ability to increase the authorized share count could limit our options for continuing to support the business.

In addition to the Private Placement offering, we have made, and intend to continue to make, investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features to enhance our services and products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. For example, in December 2018, we issued $10 million aggregate principal amount of convertible notes to an existing minority investor in a private placement which matured in December 2021 and were paid in full. In November 2019, we closed our rights offering, pursuant to which we issued 231,780 ordinary shares at $34.6 per share, including 231,214 shares issued to Warburg Pincus. In addition, in March 2020, we issued $10.25 million aggregate principal amount of our convertible debentures to accredited investors in a private placement, or the Debentures, and in February 2021 we issued 600,000 ordinary shares at a price of $23.00 per share in a registered direct offering and warrants to purchase 36,000 ordinary shares. In September 2021, we issued 707,639 of our ordinary shares at a purchase price of $14.40 per share and warrants to purchase up to 707,639 Ordinary Shares at an exercise price of $12.00 per share in a private placement, or the 2021 Private Placement. In connection therewith, we also issued warrants to designees of the placement agent is such offering to purchase up to 42,459 ordinary shares with an exercise price equal to $18.00.

Our shareholders have experienced dilution of their equity interests as a result of these issuances and prior issuances and may experience additional dilution in the event that any warrants or other convertible securities are exercised or converted, as the case may be, into our ordinary shares. We may issue additional ordinary shares or securities convertible or exercisable into our ordinary shares in the future and may elect to satisfy interest payments on the Debentures by the issuance of ordinary shares based on the market price at the time of the interest payment, any of which could cause our shareholders to experience additional dilution of their equity interest.

Your investment may be significantly diluted by the conversion of our Debentures, the payment of interest in ordinary shares on the Debentures, and the exercise of warrants.

A substantial number of ordinary shares could be issued upon conversion of our Debentures and issued as interest on the Debentures and issued upon exercise of our outstanding warrants. Sales of substantial amounts of our ordinary shares in the public market, or the possibility of these sales, may adversely affect our share price. As of December 31, 2021, 600,134 ordinary shares were reserved for issuance upon conversion of the then outstanding $9,002,002 principal amount of outstanding Debentures (including ordinary shares issuable in respect of 5.75% interest payable if the Debentures are held until maturity). In addition, as of December 31, 2021, 869,604 ordinary shares were reserved for issuance upon exercise of outstanding warrants, including the 750,098 ordinary shares issuable upon exercise of warrants issued in connection with the 2021 Private Placement. If issued, the shares underlying our Debentures and warrants would increase the number of ordinary shares currently outstanding and will dilute the holdings and voting rights of our then-existing shareholders. Further, if we elect to issue ordinary shares as payment of interest under the Debentures, the actual number of ordinary shares issued will be based on fluctuating trading prices of our ordinary shares prior to the interest payment date. To the extent that the price of our ordinary shares declines, and we elect to issue ordinary shares as payment of interest under the Debentures, we will need to issue more ordinary shares to satisfy the interest payment, which will result in further dilution.

A sale of a substantial number of ordinary shares by our shareholders may cause the price of our ordinary shares to decline.

If our shareholders sell, or the market perceives that our shareholders intend to sell for various reasons, substantial amounts of our ordinary shares in the public market, the price of our ordinary shares may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Sales of a substantial number of ordinary shares in the public market following the effective date of the registration statement of which this prospectus forms a part could cause the market price of our ordinary shares to decline. A substantial majority of our outstanding ordinary shares, and the ordinary shares offered hereby will be, freely tradable without restriction or further registration under the Securities Act.

We will not receive any proceeds from the sale of our ordinary shares by the selling shareholders covered by this prospectus.

We are registering our ordinary shares that were, or may be, issued by us to the selling shareholders to permit the resale of our ordinary shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of our ordinary shares, though we will receive proceeds from any exercise of Warrants for cash.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our ordinary shares. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our ordinary shares if the market price of our ordinary shares increases.

We have broad discretion over the use of the net proceeds from the exercise of any Warrants for cash and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the price of our ordinary shares.

Our board of directors and management will have broad discretion over the application of the net proceeds that we receive from any exercise of Warrants for cash. We may spend or invest these proceeds in ways with which our shareholders disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from any exercise of Warrants for cash as described in “Use of Proceeds.” However, our use of these proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

Where you can find more information

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also access our SEC filings at our website http://www.cyren.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated into this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-26495):

We incorporate by reference into this prospectus the information contained in the following documents, which is considered to be a part of this prospectus:

●	the Annual Report on Form 10-K for the year ended December 31, 2021;

●	the Current Reports on Form 8-K filed with the SEC on February 25, 2022, February 14, 2022, February 9, 2022, October 6, 2021, September 20, 2021, August 25, 2021, July 13, 2021, April 13, 2021, February 16, 2021, January 27, 2021, and January 12, 2021; and

●	the description of our ordinary shares contained in our Form 8-A filed on June 25, 1999, and Form F-1 (File No. 333-78531) filed on May 14, 1999, as amended, as updated by Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2021, and any reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. You may obtain a copy of these filings, without charge, by writing or calling us at:

1430 Spring Hill Road, Suite 330
McLean, Virginia 22102
Attn: Investor Relations
Telephone Number (703) 760-3320

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of our management. In addition, statements in the future tense, and statements including words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. Specifically, this prospectus and the information incorporated by reference in this prospectus contain forward-looking statements regarding:

●	our expectations that our utilization of our cloud infrastructure will increase and provide an opportunity for improved gross margins;

●	our expectations regarding our integrated offering and our partnership with Microsoft;

●	our expectations regarding our future profitability and revenue growth;

●	our expectations that R&D expenses may increase as we enhance newly released products in 2022;

●	our beliefs regarding the importance of R&D;

●	our expectation to lower R&D investment as a percentage of revenue in the future and to drive more revenue from existing solutions rather than by adding new solutions;

●	our expectations regarding reducing the historical rate of headcount growth and its resulting impact on our gross and operating margins over time;

●	our expectations regarding growth of our enterprise business and its expected impact on our business, including its contribution to our cash flow and return on investment;

●	our expectations regarding our capital expenditures for 2022;

●	our belief regarding the adequacy of our existing capital resources and other future measures to satisfy our expected liquidity requirements;

●	our expectations regarding trends in the market for internet security and technology industry;

●	our expectations regarding existing and new threats, key challenges and opportunities in our industry and their impact on our business, including the impact of innovations in the technology industry; and

●	our intended use of the net proceeds of this offering from the exercise of any Warrants for cash.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

●	our ability to continue as a going concern;

●	our ability to restructure or refinance the Debentures;

●	our ability to execute our business strategies, including our sales and business development plan;

●	our ability to timely and successfully enhance and improve our existing solutions and introduce our new solutions;

●	the commercial success of such enhancements and new solutions;

●	lack of demand for our solutions, including as a result of actual or perceived decreases in levels of advanced cyber-attacks;

●	our ability to manage our cost structure, avoid unanticipated liabilities and achieve profitability;

●	our ability to grow our revenues, including the ability of existing solutions to drive sufficient revenue;

●	our ability to attract new customers and increase revenue from existing customers;

●	market acceptance of our existing and new product offerings;

●	the success of our partnership with Microsoft;

●	our ability to adapt to changing technological requirements and shifting preferences of our customers and their users;

●	the impact of the COVID-19 outbreak;

●	our continued listing on Nasdaq;

●	loss of any of our large customers;

●	adverse conditions in the national and global financial markets;

●	the impact of currency fluctuations;

●	political and other conditions in Israel, Germany, and Iceland that may limit our R&D activities;

●	increased competition or our ability to anticipate or effectively react to competitive challenges;

●	the ability of our brand development strategies to enhance our brand awareness;

●	our ability to retain key personnel;

●	performance of our OEM partners, service providers and resellers;

●	our ability to successfully estimate the impact of regulatory and litigation matters;

●	our ability to comply with applicable laws and regulations and the impact of changes in applicable laws and regulations, including tax legislation or policies;

●	economic, regulatory, and political risks associated with our international operations;

●	the impact of cyber-attacks or a security breach of our systems;

●	our ability to protect our brand name and intellectual property rights;

●	the impact of our controlling shareholder’s decisions, which may differ with respect to our strategic direction;

●	our ability to successfully estimate the impact of certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements; and

●	those risks detailed in the section of this prospectus entitled “Risk Factors,” and those risks described in the documents we file from time to time with the SEC that are incorporated by reference in this prospectus, specifically our most recent Annual Report on Form 10-K, Form 10-Q, and our Current Reports on Form 8-K.

Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances, or otherwise after the date hereof.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the State of Israel, and many of our directors and executive officers, as well as the Israeli experts named herein are not residents of the United States, and substantially all of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named herein and enforcement of judgments obtained in the United States against us, our directors and executive officers, or the Israeli experts named herein, may be difficult to obtain within the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor “You may have difficulties enforcing a U.S. judgment against us and our executive officers and directors or asserting U.S. securities laws claims in Israel” under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

Cyren Inc. is the U.S. agent authorized to receive service of process in any action against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

USE OF PROCEEDS

While we will not receive any proceeds from the sale of any or all of the ordinary shares being offered by the selling shareholders under this prospectus, we will receive proceeds from the exercise of any Warrants for cash.

We may receive proceeds from the exercise of the Warrants to the extent the Warrants are exercised in cash. We can make no assurances that any of the Warrants will be exercised, or if exercised, the quantity that will be exercised or the period in which such Warrants will be exercised.

We intend to use the net proceeds from any exercise of the Warrants for working capital and general corporate purposes.

PRIVATE PLACEMENT OF ORDINARY SHARES AND WARRANTS

On February 10, 2022, we entered into a securities purchase agreement with certain of the selling shareholders pursuant to which we issued and sold, in the Private Placement, an aggregate of 760,757 ordinary shares, Pre-Funded Warrants to purchase up to 2,368,318 ordinary shares and Ordinary Warrants to purchase up to 3,129,075 ordinary shares for aggregate gross proceeds of approximately $12 million, before deducting fees to the placement agent and other offering expenses payable by us. The purchase price of each ordinary share and associated Ordinary Warrant was $3.835 and the purchase price of each Pre-Funded Warrant and associated Ordinary Warrant was $3.834. The Ordinary Warrants have an exercise price of $3.71, are exercisable immediately and expire on August 16, 2027. The Pre-Funded Warrants have an exercise price of $0.001, are exercisable immediately until exercised in full. The closing of the Private Placement occurred on February 14, 2022.

We engaged H.C. Wainwright & Co., LLC, or Wainwright, to act as the exclusive placement agent in connection with the Private Placement. As consideration for the services provided to us by Wainwright as placement agent, in addition to placement agent fees and reimbursement of reasonable and documented expenses, we issued to designees of Wainwright PA Warrants to purchase an aggregate of up to 187,745 ordinary shares. Such PA Warrants have an exercise price of $4.7938 per share, are immediately exercisable and expire on August 16, 2027.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the Warrants. For additional information regarding the issuances of those shares of ordinary shares and Warrants, see “Private Placement of Ordinary Shares and Warrants” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the ordinary shares and the Warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of the ordinary shares and warrants, as of February 28, 2022, assuming exercise of the Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the ordinary shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of ordinary shares issued to the selling shareholders in the Private Placement and (ii) the maximum number of ordinary shares issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Warrants, a selling shareholder may not exercise the Warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering	Percentage of Ordinary Shares Beneficially Owned After Offering(9)
Armistice Capital Master Fund Ltd. (1)	5,423,185	(2)	5,006,518	416,667	3.92%
Sabby Volatility Warrant Master Fund, Ltd. (3)	855,406	(4)	730,118	125,288	1.53%
Intracoastal Capital, LLC (5)	590,959	(6)	521,514	69,445	*
Michael Vasinkevich (7)	170,704	(8)	120,392	50,312	*
Noam Rubinstein (7)	83,855	(8)	59,140	27,715	*
Craig Schwabe (7)	8,985	(8)	6,336	2,649	*
Charles Worthman (7)	2,663	(8)	1,877	786	*

*	represents beneficial ownership of less than 1%

(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein.

(2)	Includes 416,667 ordinary shares issuable upon exercise of warrants issued in the 2021 Private Placement in addition to 500,000 ordinary shares, 2,003,259 Pre-Funded Warrants and 2,503,259 Ordinary Warrants. The 2021 Private Placement warrants and the Ordinary Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of our issued and outstanding ordinary shares together with all shares owned by the holder and its affiliates. The Pre-Funded Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 9.99% of our issued and outstanding ordinary shares together with all shares owned by the holder and its affiliates.

(3)	Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby. Each of Sabby Management, LLC and Mr. Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of Sabby Volatility Warrant Master Fund, Ltd. and Sabby Management, LLC is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(4)	Includes (i) 25,288 ordinary shares and (ii) 100,000 ordinary shares issuable upon exercise of warrants issued in the 2021 Private Placement in addition to the 365,059 Pre-Funded Warrants and 365,059 Ordinary Warrants. Both the warrants and Pre-Funded Warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of our issued and outstanding ordinary shares together with all shares owned by the holder and its affiliates.

(5)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal.

(6)	Includes 69,445 ordinary shares issuable upon exercise of warrants issued in the 2021 Private Placement in addition to the 260,757 ordinary shares and 260,757 Ordinary Warrants purchased in the Private Placement. The warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 9.99% of our issued and outstanding ordinary shares together with all shares owned by the holder and its affiliates.

(7)	Referenced person is an associated person of Wainwright. Wainwright is a registered broker-dealer and acted as our placement agent for the Private Placement. The selling shareholders have purchased the securities in the ordinary course of business and, at the time of purchase of the securities that are registered for resale, the selling shareholders had no agreements or understanding, directly or indirectly, with any person to distribute securities.

(8)	Consists of shares issuable upon exercise of placement agent warrants previously issued and the PA Warrants issued in the Private Placement. Such warrants contain an ownership limitation such that the holder may not exercise any such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of our issued and outstanding ordinary shares together with all shares owned by the holder and his affiliates.

(9)	Ownership percentage is based on 7,701,882 ordinary shares outstanding as of February 28, 2022, and assuming the exercise of the Pre-Funded Warrants as of such date.

PLAN OF DISTRIBUTION

Each Selling Shareholder, or the Selling Shareholders, of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses that we incur incident to the registration of the securities. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the ordinary shares offered hereby will be passed upon by Yigal Arnon & Co., Israel.

EXPERTS

The consolidated financial statements of Cyren Ltd. appearing in Cyren Ltd. Annual Report (Form 10-K) for the year ended December 31, 2021, have been audited by Kost Forer Gabbay & Kasierer (a member of EY Global), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Cyren Ltd.

Up to 6,445,895 Ordinary Shares

PROSPECTUS

March 30, 2022